Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:

Bill Berry Berry & Company Public Relations
212 253-8881 | bberry@berrypr.com

Arney Rosenblat National MS Society
212 476-0436 | arney.rosenblat@nmss.org

Jeff Macdonald Acorda Therapeutics
914 347-4300 x232 | jmacdonald@acorda.com

LOSS OF MOBILITY FOUND TO IMPACT QUALITY OF LIFE AND

EMOTIONAL AND FINANCIAL HEALTH OF MOST PEOPLE

LIVING WITH MULTIPLE SCLEROSIS

Two new complementary surveys provide groundbreaking data on the impact of walking impairment on people living with multiple sclerosis, revealing challenges related to quality of life, family relationships, independence, work, financial security and other areas

NEW YORK, NY and HAWTHORNE, NY (March 25, 2008) — The symptoms of multiple sclerosis (MS) that affect mobility have a significant impact on quality of life, safety, and financial and emotional health among many people living with MS, according to the results of two 2008 surveys conducted by Harris Interactive on behalf of Acorda Therapeutics, Inc. and the National MS Society. The findings, gathered from interviews conducted among representative samples of 1011 people living with MS and 317 care partners, provide new data related to the impact of mobility loss and walking difficulty on different aspects of daily life for people with MS.

Among people with MS surveyed, almost two-thirds (64%) experience trouble walking, the inability to walk or loss of balance at least twice each week. Of those people with MS who report trouble walking, 94% find it at least somewhat disruptive to their overall daily life, with 63% finding it very disruptive or disruptive. Fully 70% of people with MS who have difficulty walking* report it to be the most challenging aspect of their MS. Despite these findings, 39% of the people with MS and 49% of the care partners who were surveyed report that they rarely or never discuss mobility issues with a physician.

“Among the many important conclusions we can draw from these studies is that they indicate we must educate more people with MS and care partners about the impact of mobility loss and the options now available to address mobility challenges,” said Dr. Nicholas La Rocca, vice president, health care delivery and policy research, National MS Society.

The studies also found that fatigue is a very common symptom of MS. Among people with MS, 76% indicate that they experience fatigue at least twice each week. Of those, 95% report that fatigue is at least somewhat disruptive in their daily lives, with 60% reporting that fatigue is either “disruptive” or “very disruptive.” Fatigue is also known to have an impact on mobility and balance for many people living with MS.

“Many people do not realize the extent to which symptoms such as fatigue can affect people living with MS. Physical fatigue is a very common symptom of MS that can also affect mobility and balance. This study clearly demonstrates that it is essential to assess the impact of multiple symptoms in MS in order to develop effective educational programs and treatment strategies,” observed Dr. LaRocca.

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Fear of mobility loss is a major concern among people when they are first diagnosed with MS. The surveys found two of the most commonly cited concerns among people with MS when they are first diagnosed are restrictions on daily activity (78%) and the diminished ability to work (76%). Other findings include:

•	A majority of people living with MS think that walking problems due to MS have some or a great deal of negative impact on:

• the ability to carry out daily tasks, such as shopping or going to the bank (70%);

• self esteem (69%); and

• the ability to travel (66%).

•	58% of people with MS who have difficulty walking say it caused them to miss common, significant life events, including 22% who missed a wedding and 26% who cancelled vacation plans.

•	Of people with MS who have difficulty walking:

• 74% report that family members had to take on more household responsibilities because of difficulty walking;

• 68% find that getting around can be dangerous due to difficulty walking; and

• 47% find that difficulty walking has increased the cost of their care.

In addition to exploring the impact of diverse MS symptoms on the lives of people with MS and on care partners, the surveys also examined the tools that people with MS are using to deal with difficulty walking:

•	86% of the people with MS who use a mobility device report they do so to maintain their independence and 54% because of frequent falls;

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92% of people with MS who use a mobility device report that using a mobility device is “worth it,” though 45% of people with MS report that they are or would be embarrassed about using a mobility device; and

•	36% of people with MS who use a mobility device report that they do not use a mobility device as much as they should.

“These surveys provide important new insights about how walking disability affects the quality of life of people with MS, their families and other care partners. Examining walking disability from different perspectives can help provide a better understanding of its prevalence and impact. These findings, coupled with previous research on aspects of walking impairment such as the use of assistive devices, highlight the need to continue to develop new treatment options,” said Andrew Blight, Ph.D., chief scientific officer of Acorda Therapeutics.

Mobility challenges are also found to have a profound impact on the careers and financial health of many people with MS and care partners:

•	Among people with MS who are employed and who experience difficulty walking, 44% have had to take days off from work and 34% have had to work reduced hours because of difficulty walking.

•	Fully 50% of people with MS who experience difficulty walking report that their living expenses have increased either a little (32%) or a lot (18%) as a result of mobility issues.

•	Among care partners who are employed, 46% report their work has been negatively impacted, including 32% who have had to take days off as a result of their care giving responsibilities.

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“As someone who has lived with MS for over two decades now, I see that people with MS are living fuller and more active lives than ever before, but we clearly have a long way to go. For me, MS and especially mobility issues have had a direct impact on my ability to work and the cost of my care. These surveys shed new light on the challenges that thousands of us with MS are experiencing every day,” said Mimi Mosher, a patient advocate from Mechanicsville, VA, and a person living with MS who uses both a scooter and a wheelchair.

The full results of the surveys will be presented at a special media briefing hosted by the National MS Society on April 8 in New York City. The surveys were sponsored by Acorda Therapeutics in collaboration with the National MS Society.

*	In this survey, mobility or difficulty walking was defined as having trouble walking or the inability to walk two or more times per week.

About the Study
The two surveys were conducted online within the United States by Harris Interactive of behalf of Acorda Therapeutics and the National MS Society between January 28 and February 25, 2008 including one survey among 1011 U.S. adults who had been diagnosed with multiple sclerosis and a separate survey among 317 U.S. adults who are currently somewhat or very involved with caring for a family member or friend with multiple sclerosis. No estimates of theoretical sampling error can be calculated; a full methodology is available upon request.

About Multiple Sclerosis
Multiple sclerosis interrupts the flow of information between the brain and the body and stops people from moving. Every hour in the United States, someone is newly diagnosed with MS, an unpredictable, often disabling disease of the central nervous system. Symptoms range from reduced or lost mobility to numbness and tingling to blindness and paralysis. The progress, severity and specific symptoms of MS in any one person cannot yet be predicted, but advances in research and treatment are moving us closer to a world free of MS. Most people with MS are diagnosed between the ages of 20 and 50, with more than twice as many women as men being diagnosed with the disease. MS affects more than 400,000 people in the U.S. and 2.5 million worldwide.

About the National MS Society
MS stops people from moving. The National MS Society exists to make sure it doesn’t. We help each person address the challenges of living with MS. In 2006 alone, through our home office and our 50 state network of chapters, we devoted nearly $126 million to programs that enhanced more than one million lives to move us closer to a world free of MS. The Society also invested more than $46 million to support 440 research projects around the world. We are people who want to do something about MS NOW. Join the movement at www.nationalMSsociety.org.

About Acorda Therapeutics, Inc.
Acorda Therapeutics, Inc. (NASDAQ: ACOR) is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. For more information, please go to www.acorda.com.

About Harris Interactive®
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit www.harrisinteractive.com.